Exhibit 10.22

AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS,
initial Participant A

and

INPOINT REIT OPERATING PARTNERSHIP, LP,
initial Participant B and as Noteholder

MASTER PARTICIPATION AGREEMENT

Dated as of November 15, 2021

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TABLE OF CONTENTS

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TABLE OF CONTENTS
[Cont’d.]

EXHIBITSEXHIBIT DESCRIPTION

AList of Mortgage Loans and Participation Interest Schedule

BForm of Participation A Certificate

CForm of Participation B Certificate

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MASTER PARTICIPATION AGREEMENT

This Master Participation Agreement (this “Agreement” or this “Participation Agreement”, as the case may be) is dated and effective as of November 15, 2021, between AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, a Nebraska corporation, (together with its successors and permitted assigns, “Participant A”), and INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as Noteholder (together with its successors and permitted assigns, in such capacity, “Noteholder”) and as initial Participant B (together with its successors and permitted assigns, in such capacity, “Participant B”).

PRELIMINARY STATEMENT:

WHEREAS, concurrently herewith, Noteholder is the owner and holder of each Mortgage Loan identified on Exhibit A (from time to time modified in accordance herewith) and of the Note and other loan documents that further evidence and secure the Mortgage Loans; and

WHEREAS, Noteholder desires to sell, assign, convey and transfer to Participant A an undivided senior participation interest (“Participation A”) in each Loan identified on Exhibit A and the applicable Loan Documents excluding the Excluded Compensation as more fully set forth herein and to reserve for itself an undivided subordinate participation interest (“Participation B”) in each Loan identified on Exhibit A and the applicable Loan Documents including the Excluded Compensation, each upon and in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

SECTION 1.01	Defined Terms.

Whenever used in this Agreement, including in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.  Capitalized terms used but not defined in this Agreement have the respective meanings assigned thereto in the applicable Loan Documents, or if not defined therein, in the Servicing Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Participation Agreement, together with all amendments hereof and supplements hereto.

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“Applicable Interest Rate” shall mean, as to each Loan, the rate of interest calculated pursuant to, and payable by the Borrower under, the applicable Loan Documents, in the absence of an Event of Default under the applicable Loan.

“Appraisal” shall mean, as to a Property, a written appraisal in conformance with the requirements and standards of Uniform Standard of Professional Appraisal Practice as approved by FIRREA Title XI, 12 CFR Part 323 (FDIC) and 12 CFR Part 34 (“USPAP”) and performed by an independent, currently certified MAI appraiser in the state in which the Property is located who is a member in good standing of the Appraisal Institute and is employed by a nationally recognized appraisal firm selected by Servicer, which appraiser shall (a) assume that the Property is unencumbered, and (b) determine the fair market value based upon the standard three approaches to value established by USPAP, and who has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the Property is located.

“Appraisal Reduction Amount” shall mean for any date of determination by Servicer following the occurrence of an Appraisal Reduction Event, an amount equal to the excess of:

(a) the sum of the following (without duplication): (1) the then outstanding principal balance of the applicable Loan, (2) without duplication of any amounts described in clause (a)(3), all accrued and unpaid interest on the Loan at the Applicable Interest Rate, (3) all unreimbursed protective advances and emergency advances by Servicer, together with interest thereon as provided herein, and (4) without duplication of any amounts described in clause (a)(3), all then due and owing real estate taxes, assessments and insurance premiums (less any amounts held in escrow for such items) and all other amounts due and unpaid with respect to the Loan (not including any Default Interest, Prepayment Premiums or other similar fees or charges), over

(b) (y) ninety percent (90%) of the Appraised Value of the Property, minus (z) the dollar amount secured by any liens on the Property that are prior to the lien of the Loan Documents other than liens for real estate taxes included in clause (a)(4) above, plus (without duplication of any amounts held in escrow deducted in clause (a)(4) above) the aggregate of all reserves, letters of credit and escrows held in connection with the Mortgage Loan (other than security deposits delivered by tenants at the Property and amounts deposited with Servicer in connection with any permitted contest under the Loan Documents) to the extent that such reserves, letters of credit and escrows are permitted to be used by Servicer in reduction of the principal balance of the Loan.

“Appraisal Reduction Event” shall mean, as to an applicable Loan, the earliest to occur of:

(A) the sixtieth (60th) day following the occurrence of any delinquency in payment (other than due to sums due on the Maturity Date of the applicable Loan), if such delinquency remains uncured (excluding cures through cure payments and protective advances made hereunder),

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(B) the sixtieth (60th) day following the date of any modification of the Loan that results in a reduction in payment or any other change in the monetary terms or the material non-monetary terms of the Loan,

(C) the appointment of a receiver with respect to the Property which is not discharged, dismissed or terminated within sixty (60) days of appointment,

(D) the commencement of a foreclosure proceeding with respect to the Property which is not terminated or dismissed within sixty (60) days of commencement,

(E) the date on which title to the Property is obtained pursuant to a deed-in-lieu of foreclosure,

(F) an involuntary petition filed against any Borrower under the Bankruptcy Code which is not dismissed by the earlier of the date, if any, set forth in the applicable Loan Documents for the applicable Borrower to cause such dismissal or ninety (90) days from the date of such filing, and

(G) an Event of Default occurs under the Loan Documents due to Borrower’s failure to pay any or all amounts due and owing with respect to the Loan on the Maturity Date of the applicable Loan unless a refinancing is anticipated within sixty (60) days after the Maturity Date of the applicable Loan which shall be sufficient to repay all amounts due under Participation A (as evidenced by a written and binding refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Servicer, which provides that such refinancing shall occur within sixty (60) days after the Maturity Date of the applicable Loan, in which case, an Appraisal Reduction Event shall occur sixty (60) days after the Maturity Date of the applicable Loan (if such refinancing does not occur).

Notwithstanding anything to the contrary herein contained, an Appraisal Reduction Event with respect to any Property shall not constitute an Appraisal Reduction Event as to any other Property.

“Appraised Value” means, as to any Property, as of any date of determination, the appraised “as is” value of the applicable Property based upon the Appraisal obtained by Servicer.

“Available Remittance Amount” shall mean, with respect to any Participant Remittance Date, an amount equal to the aggregate amount of all payments and other collections on or with respect to the applicable Mortgage Loan and/or any successor REO Property that were received as of the close of business on the preceding Business Day by Noteholder from the Servicer.

“Balloon Payment” shall have the meaning set forth in the Servicing Agreement.

“Bankruptcy Code” shall mean the federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Borrower” shall have the meaning assigned thereto in the applicable Loan Documents.

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“Business Day” shall mean a day on which commercial banks are not authorized or required by applicable law to close in New York, New York.

“Closing Date” shall mean the date of this Agreement.

“Defaulted Loan” shall have the meaning set forth in the Servicing Agreement.

“Default Interest” shall mean with respect to any Mortgage Loan, any amounts collected thereon, other than late payment charges and Prepayment Premiums, that represent penalty interest (arising out of a default) in excess of interest accrued on the principal balance of such Mortgage Loan at the Applicable Interest Rate.

“Directing Participant” shall mean Participant B; provided that (i) if and for so long as (a) the original principal amount of Participation B, minus, without duplication, (x) any principal payments made by the Borrower and received on and allocated to Participation B (whether as scheduled amortization, principal prepayments or otherwise), and (y) any existing Appraisal Reduction Amount with respect to the Participations, and (z) any losses realized with respect to the applicable Mortgaged Property or the applicable Mortgage Loan that are allocated to Participation B, is less than 25% of an amount equal to (b) the original principal amount of Participation B, minus any principal payments made by the Borrower and received on and allocated to Participation B (whether as scheduled amortization, principal prepayments or otherwise), and (ii) Participation A has not been paid in full, then Participant A shall be the Directing Participant.

Notwithstanding the foregoing, if Participant B is an Affiliate of the Borrower, then Participant A shall be the “Directing Participant” hereunder entitled to exercise all rights and powers of the Directing Participant.

For purposes of the foregoing, the Participations shall be deemed to remain outstanding even if the Mortgaged Property becomes an REO Property. For purposes of determining Directing Participant status hereunder, Appraisal Reduction Amounts for the Participations shall be allocated first to Participation B, and then to Participation A (provided in each case any such Appraisal Reduction Amount shall not be allocated to Participation B to the extent (but only to the extent) that the Participation B Principal Balance, net of such Appraisal Reduction Amounts, would be less than zero).

“Event of Default” shall have the meaning, as to an applicable Mortgage Loan, set forth in the applicable Loan Documents evidencing and securing such Mortgage Loan.

“Excluded Compensation” shall mean any exit fees, deferred origination compensation and draw fees payable in connection with additional advances and any other fees payable under the applicable Loan Documents to the lender thereunder except as expressly provided in this Agreement.

“Fitch” shall mean Fitch Ratings and its successors.

“Insolvency Proceeding” shall mean any proceeding under the Bankruptcy Code or any other insolvency, liquidation, reorganization or other similar proceeding concerning a Person, any

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action for the dissolution of such Person, any proceeding (judicial or otherwise) concerning the application of the assets of such Person for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of such Person or any other action concerning the adjustment of the debts of such Person, the cessation of business by such Person except following a sale, transfer or other disposition of all or substantially all of the assets of such Person in the normal course of business or such Person, or, as relating to Borrower, in a transaction permitted under the Loan Documents.

“Institutional Holder” shall mean a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, real estate investment trust, mutual fund, government entity or plan or any Affiliate of the foregoing with total assets or a market capitalization in excess of $400,000,000 and is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans or interests therein (which may include mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties), originating preferred equity investments in direct or indirect owners of commercial properties, or owning or operating commercial properties or making investments in commercial real estate.

“Interest Period” shall mean the interest accrual period in each Mortgage Loan Documents.

“Loan Agreement” shall have the meaning assigned thereto in the applicable Loan Documents.

“Loan Documents” shall mean, as to each Mortgage Loan, the Loan Agreement and all other documents which evidence and secure such Mortgage Loan.

“Maturity Date” shall mean the date on which the principal, interest and other fees with respect to an applicable Mortgage Loan are finally due and payable whether by acceleration or otherwise.

“Monetary Default” shall have the meaning assigned thereto in Section 7.01(d).

“Monetary Default Cure Period” shall have the meaning assigned thereto in Section 7.01(d).

“Monetary Default Notice” shall have the meaning assigned thereto in Section 7.01(d).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall each mean mortgage, deed of trust or deed to secure debt securing a Mortgage Loan subject to this Agreement.

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“Mortgage Loan” and “Mortgage Loans” shall mean each mortgage loan made subject to this Agreement and described, from time to time, on Exhibit A attached hereto.

“Mortgaged Property” shall mean the real property (together with all improvements and fixtures thereon) subject to the lien of the Mortgage.

“Non-Directing Participant” shall mean the Participant that is not then the Directing Participant.

“Non-Exempt Person” shall have the meaning set forth in Section 7701 of the Internal Revenue Code of the United States of America.

“Non-Monetary Default” shall have the meaning assigned thereto in Section 7.01(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned thereto in Section 7.01(d).

“Non-Monetary Default Notice” shall have the meaning assigned thereto in Section 7.01(d).

“Note” and “Notes” shall have the respective meanings assigned thereto in the applicable Loan Documents.

“Participant” shall mean, individually or collectively, Participant A and Participant B.

“Participant A” shall have the meaning assigned thereto in the introductory paragraph to this Agreement.

“Participant B” shall have the meaning assigned thereto i in the introductory paragraph to this Agreement.

“Participation” shall mean either or both of Participation A or Participation B, as the context may require.

“Participation A” shall have the meaning assigned thereto in the Preliminary Statement.

“Participation A Interest Rate” shall mean Libor (as defined in the Loan Documents but subject to a Libor Floor of 0%) plus 2%; provided, however, in the event that Libor ceases to be applicable to any Loan and SOFR or another alternative rate replaces Libor, Participation A Interest Rate shall be calculated based on such alternative rate and the applicable alternative spread to be as close as possible as the rate described in this definition when based on Libor.

“Participation A Principal Balance” shall mean, at any time of determination, the initial principal balance of Participation A as set forth in the Participation Schedule attached hereto as Exhibit A, less (i) any payments of principal on Participation A (including the principal portion of any cure payment made by Participant B) received by Participant A and (ii) any reductions in the principal balance of Participation A in connection with an Insolvency Proceeding of the Borrower or a Workout Action subsequent to the Closing Date consistent with Section 4.01(b).

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“Participation B” shall have the meaning assigned thereto in the Preliminary Statement.

“Participation B Interest Rate” shall mean the interest rate derived by application of the following mathematical formula:  (Applicable Interest Rate - (Participant A Principal Balance as a percentage of the Mortgage Loan Principal Balance multiplied by the Participation A Interest Rate)) / Participant B Principal Balance as a percentage of the Mortgage Loan Principal Balance.

“Participation B Principal Balance” shall mean, at any time of determination, the initial principal balance of Participation B as set forth in the Participation Schedule attached hereto as Exhibit A, less (i) any payments of principal on Participation B received by Participant B and (ii) any reductions in the principal balance of Participation B in connection with an Insolvency Proceeding of the Borrower or a Workout Action subsequent to the Closing Date consistent with Section 4.01(b).

“Participant Remittance Date” shall mean one (1) Business Day after the Servicer Remittance Date.

“Payment Application Trigger Event” shall mean, as to a Mortgage Loan, either: (i) the existence of a Monetary Default with respect to the applicable Mortgage Loan as to which the Participant B (or a designee of Participant B) has not made a cure payment during the Cure Period pursuant to this Agreement, or (ii) the existence of a material Non-Monetary Default.  A Payment Application Trigger Event shall not exist to the extent Directing Participant is exercising its cure rights in accordance with Article VII or prior to the expiration of any Cure Period granted pursuant to Article VII hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge” shall have the meaning assigned thereto in Section 6.17.

“Pledgee” shall have the meaning assigned thereto in Section 6.17.

“Prepayment Premium” shall mean any premium, fee or charge paid or payable, as the context requires, by the Borrower under the Loan Documents in connection with a voluntary or involuntary principal prepayment.

“Purchase Price” shall mean, with respect to Participation A, for purposes of Section 4.03, a price equal to the sum of, without duplication, the following: (a) the outstanding Participation A Principal Balance, together with all accrued and unpaid interest at the Participation A Interest Rate (excluding interest applicable to the date of such purchase) on Participation A (excluding, however, any such accrued and unpaid interest that represents Default Interest and excluding Prepayment Premiums); (b) all other sums (in addition to principal and interest) then due and owing under the terms of Participation A (excluding, however, late payment charges, Default Interest and Prepayment Premiums); and (c) all expenses associated with the subject purchase; and provided that late payment charges, Default Interest and prepayment premiums shall be payable under clause (a) and (b) above in the event Participant B is the Borrower or an Affiliate of the Borrower.

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“Rating Agency” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating organization.

“Redirection Notice” shall have the meaning assigned thereto in Section 6.17.

“Reinstatement Distribution” shall have the meaning assigned thereto in Section 6.08.

“REO Property” shall have the meaning set forth in the Servicing Agreement.

“Reserve Collateral” shall have the meaning assigned thereto in Section 3.02(e).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Servicer” shall mean Wells Fargo Bank, National Association, together with its successors and assigns.

“Servicer Remittance Date” shall have the meaning set forth in the Servicing Agreement.

“Servicing Agreement” shall mean that certain Amended and Restated Servicing Agreement dated as of April 17, 2019 among, Noteholder, Servicer and the other parties thereto, together with any replacement servicing agreement executed by Noteholder and Servicer in connection with the Mortgage Loans.

“Servicing Fees” shall mean the servicing compensation, regular and special, due to the Servicer pursuant to the Servicing Agreement and any advances and interest thereon in accordance with the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall have the meaning set forth in the Servicing Agreement.

“Transfer” means any assignment, conveyance, sale, transfer, mortgage, encumbrance, pledge, grant of a security interest or issuance of a participation interest, directly or indirectly, by operation of law or otherwise.

“Withdrawal Notice” shall have the meaning assigned thereto in Section 6.17.

“Workout Action” shall mean any action taken to return a Defaulted Loan to performing loan status.

SECTION 1.02	General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

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(ii)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)the words “herein”, “hereof’, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)the terms “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II.
CREATION OF PARTICIPATIONS; REPRESENTATIONS AND WARRANTIES

SECTION 2.01	Creation of Participation A and Participation B; Relative Rights of the Participants.

(a)Upon the execution and delivery of this Agreement, as to each Mortgage Loan (but excluding any Excluded Compensation as to any such Loan), Participation A having the Participation A Principal Balance shall be deemed to have been sold, granted, assigned and conveyed to Participant A and the Noteholder shall execute and deliver to Participant A a definitive participation certificate evidencing the Participation A substantially in the form of Exhibit B hereto.  Thereafter, the Participant A shall be the owner of Participation A as to each such Mortgage Loan but excluding any Excluded Compensation as to any such Loan.

(b)Upon the execution and delivery of this Agreement, as to each Mortgage Loan, Participation B having the Participation B Principal Balance shall be deemed to have been sold, granted, assigned and conveyed to Participant B (including exclusive rights to any Excluded Compensation as to any such Loan) and the Noteholder shall execute and deliver to the Participant B a definitive participation certificate evidencing the Participation B substantially in the form of Exhibit C hereto.  Thereafter, the Participation B Holder shall be the owner of Participation B as to each such Mortgage Loan (including exclusive rights to any Excluded Compensation as to any such Loan).

(c)From time to time, Participant A and Participant B may agree to amend this Agreement to add one or more additional mortgage loans so as to create a participation interest in favor of Participant A and Participant B as may be agreed upon by Participant A and Participant B.

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(d)This Agreement shall govern the relative rights of the Participants to receive payments and otherwise take action with respect to each Mortgage Loan and their respective Participations. Except as set forth herein, neither Participant shall in any way be responsible or liable to the other Participant with respect to any amounts received by such Participant in respect of its Participation in accordance with this Agreement.

(e)The right of Participant B to receive payments with respect to Participation B as to each Mortgage Loan shall, subject to the terms of this Agreement, at all times be junior, subject and subordinate to Participation A and the rights of Participant A to receive payments of interest, principal and other amounts on or with respect to Participation A as to each such Mortgage Loan.

SECTION 2.02	Retention of Mortgage Loan Documents.

Noteholder shall hold and maintain the Mortgage Loan Documents as to each Mortgage Loan in accordance with this Agreement for the mutual benefit of the Participants.

SECTION 2.03	Reserved.
SECTION 2.04	Representations, Warranties and Covenants of the Participants.

(a)Each Participant hereby represents, warrants and covenants to the other party hereto, as of the date hereof, that:

(i)Such Participant is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

(ii)The execution and delivery of this Agreement by such Participant, and the performance and compliance with the terms of this Agreement by such Participant, will not violate such Participant’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which such Participant is a party or which is applicable to it or any of its assets.

(iii)Such Participant has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of such Participant, enforceable against such Participant in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

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(v)To the best of such Participant’s knowledge, such Participant is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Participant’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Participant to perform its obligations under this Agreement or the financial condition of such Participant.

(vi)No litigation or Insolvency Proceeding is pending or, to the best of such Participant’s knowledge, threatened against such Participant that, if determined adversely to such Participant, would prohibit such Participant from entering into this Agreement or that, in such Participant’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Participant to perform its obligations under this Agreement or the financial condition of such Participant.

(vii)Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by such Participant of or compliance by such Participant with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by such Participant under this Agreement.

(viii)Such Participant is not an Affiliate of the Borrower.

(ix)Such Participant is not named or acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control.  Such Participant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.  None of the proceeds used to pay any sums required to by paid by such Participant in connection with this Agreement have been or will be derived from a “special unlawful activity” as defined in, and such Participant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable laws regarding money laundering activities.

(x)Such Participant has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the consummation the issuance of any Participation hereunder.

(b)The representations, warranties and covenants of each Participant set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the

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benefit of the other Participant for so long as this Agreement remains in effect as to the applicable Mortgage Loan.  Each successor Participant, upon becoming a Participant, shall be deemed to have made the representations, warranties and covenants set forth in Section 2.04(a). Upon discovery by any Participant of any breach of any of such representations, warranties and covenants, the Participant discovering such breach shall give prompt written notice thereof to the other Participant.

SECTION 2.05	Independent Analysis of Each Participant.

Each Participant acknowledges that, except as may be set forth herein, it has, independently and without reliance upon representations made or information furnished by the other Participant, and based on such documents and information as such Participant has deemed appropriate, made its own credit analysis and decision to make or purchase its Participation Interest in each Mortgage Loan.  Each Participant acknowledges that, except as may be set forth herein, the other Participant has not made any representations or warranties with respect to any Mortgage Loans, the Mortgaged Property, the Borrower or the Mortgage Loan Documents, and that none of the Participants shall have any responsibility for (i) the collectibility of the Mortgage Loans, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the originators in connection with the origination of the Mortgage Loans, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Borrower.  Subject to the provisions of Article IV, as to each Mortgage Loan, each Participant assumes all risk of loss in connection with its Participation Interest from the failure or refusal of the Borrower to pay interest, principal or other amounts due under the Mortgage Loans, defaults by the Borrower under the Mortgage Loan Documents or the unenforceability of any of the Mortgage Loan Documents for reasons other than the gross negligence, willful misconduct or breach of this Agreement by the other Participant.

SECTION 2.06	Participations and Notes Not Securities.

Each Participant acknowledges and agrees that the Notes and Participations are not securities for purposes of federal and state securities laws, including but not limited to the Securities Act of 1933 or the Securities Exchange Act of 1934.

ARTICLE III.
ADMINISTRATION AND SERVICING

SECTION 3.01	General Servicing Matters.

(a)Except as set forth in this Agreement, each Mortgage Loan shall be administered in accordance with the Servicing Agreement and, except as set forth herein, neither Participant A nor Participant B shall have any duties or responsibilities as to any of the Mortgage Loans. To the extent not already set forth in the Servicing Agreement, Directing Participant shall instruct or otherwise cause Servicer to send a copy of any notice of default applicable to any Mortgage Loan to be sent to the Non-Directing Participant.

(b)Noteholder shall retain the Mortgage Loan Documents for the mutual benefit of each Participant pursuant to this Agreement, but Noteholder shall make the Mortgage Loan

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Documents available to each Participant upon reasonable request for examination and review and provided, further, that Noteholder may otherwise release custody of the Mortgage Loan Documents to the extent that it deems it necessary or appropriate to do so in order to protect the rights or interests of the Participants in the applicable Mortgage Loan; and provided, further, that Noteholder may, at its expense, appoint a third-party custodian to retain, on behalf of and in trust for the Participants, the Mortgage Loan Documents. Any such custodian so appointed by Noteholder shall be a depository institution supervised and regulated by a federal or state banking authority and shall have combined capital and surplus of at least $10,000,000.

(c)Each Participant acknowledges, for the purposes hereof, that all servicing rights and responsibilities with respect to the Mortgage Loan Documents and any REO Property shall be governed by this Agreement and the Servicing Agreement(s) in effect from time to time.

(d)Notwithstanding anything to the contrary contained herein, in the event that, consistent with the terms of the this Agreement, there is a modification, extension, waiver or amendment of the payment terms of any Mortgage Loan such that (i) the principal balance of the applicable Note evidencing a Mortgage Loan is reduced, (ii) the Applicable Interest Rate of the applicable Note evidencing a Mortgage Loan is reduced, (iii) payments of interest or principal on the applicable Note evidencing a Mortgage Loan are waived, reduced or deferred (other than pursuant to an extension of the Maturity Date of the applicable Loan) or (iv) any other adjustment is made to any of the payment terms of any Mortgage Loan, then all payments to Participant A in respect of Participation A shall continue to be made as if no such modification, extension, waiver or amendment of the payment terms of any Mortgage Loan occurred and the full economic burden imposed by such modification, extension, waiver or amendment of the payment terms of any Mortgage Loan shall be borne by Participant B in respect of Participation B in accordance with the allocation and payment priorities set forth in this Agreement.

SECTION 3.02	Certain Consent Rights of the Non-Directing Participant.

(a)The Directing Participant shall be entitled to exercise, without the consent of the Non-Directing Participant, each of the consent, approval and control rights of the Noteholder under the applicable Mortgage Loan Documents.  Notwithstanding the foregoing, if the Directing Participant is Participant B, the Directing Participant may not, without the consent of Participant A, be entitled to approve of the following actions unless and until the Directing Participant has notified Participant A in writing of the Directing Participant’s intention to approve the following actions and Participant A has not objected in writing within seven (7) Business Days of the date that Participant A was notified thereof and was provided with all reasonably requested information with respect thereto; it is understood and agreed that if the Directing Participant has made a determination not to approve any of the actions listed below, it need not consult with the Non-Directing Participant:

(i)any modification, extension, amendment or waiver of a monetary term (including the timing of payments) of the Mortgage Loan;

(ii)any adoption or approval of a plan in bankruptcy of the Borrower, if, as a direct result of such plan, it is reasonably likely that the Non-Directing Participant will incur an actual, out-of-pocket loss; and

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(iii)any approval of the transfer of the Mortgaged Property, if lender’s approval is required by the applicable Mortgage Loan Documents;

provided that, in the event that Directing Participant reasonably determines in good faith that immediate action is necessary to protect the interests of the Participants (as a collective whole), the Directing Participant may take any such action without waiting for the Non-Directing Participant’s response.

(b)The Directing Participant will have no liability to the Non-Directing Participant for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that the Directing Participant will not be protected against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of obligations or duties hereunder.

(c)The Directing Participant may designate, in writing, a representative, including itself, to exercise its rights and powers under this Agreement (copies of such writing to be delivered to the other party hereto).  Such designation shall remain in effect until it is revoked by the Directing Participant by a writing delivered to the Non-Directing Participant.

(d)Upon reasonable request of Non-Directing Participant, Directing Participant shall request in writing such information from the Servicer as is reasonably necessary to calculate the then-current Appraisal Reduction Amount, and shall forward a copy of all such information to Non-Directing Participant promptly after receipt thereof.

(e)Notwithstanding the foregoing, within ten (10) Business Days after Participant B’s receipt of notice indicating that Participant B is no longer the Directing Participant, Participant B may, at its option, post with Participant A cash, letters of credit in form and substance satisfactory to Participant A, or U.S. government securities that have maturities of not more than 30 days meeting Rating Agency criteria as “eligible investments” (to be held by Participant A in a segregated securities account solely and exclusively in the name of Participant A, meeting the Rating Agency criteria for an “eligible account” on behalf of Participant A), in each case, in an amount which is 100% of the amount which, when added to and for this purpose considered a part of the appraised value of the Mortgaged Property, will cause Participant B to remain the Directing Participant (such cash, letters of credit or U.S. government securities, “Reserve Collateral”).  Participant B may make such election upon written notice to Participant A of its intention to post Reserve Collateral and upon notifying Participant A of such intention, Participant B shall post such Reserve Collateral as quickly as practicable (but in no event more than three (3) Business Days following the receipt of the above notice) by delivering physical possession thereof to Participant A.  The Reserve Collateral shall be made subject to a first priority perfected pledge and security interest to Participant A in a manner reasonably satisfactory to Participant A and may be applied by Participant A in the same manner as loan payments and proceeds received with respect to the Mortgage Loans, upon the commencement of any foreclosure action which is not terminated or dismissed within sixty (60) days of commencement or in connection with a workout of a Mortgage Loan in accordance with this Agreement which results in an economic impairment of Participation A (but only to the extent of such impairment), but any such application shall not be deemed to effect a cure by Borrower or to reduce Borrower’s obligation to repay the principal, interest or other sums owed on the Mortgage Loan but shall be treated as a cure by Participant B.  Participant

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A may require an opinion, in form and substance and from counsel reasonably acceptable to Participant A, regarding the validity, perfection and priority of Participant A’s interest in any Reserve Collateral.  Upon the posting of such Reserve Collateral and satisfaction of the other conditions set forth above, Participant B shall be entitled to exercise all of the rights of the Directing Participant hereunder; provided, however, that posting of such collateral shall not prevent Participant B from losing its status as the Directing Participant again if a subsequent Appraisal Reduction Event occurs (provided that such collateral shall be taken into account in determining the Mortgaged Property’s value when calculating whether Participant B is no longer the Directing Participant), in which event the foregoing provisions of this paragraph shall again apply and Participant B shall again be entitled to post Reserve Collateral based upon such subsequent Appraisal Reduction Event.  Notwithstanding the foregoing, if the appraised value of the Mortgaged Property, without giving affect to any Reserve Collateral, has increased such that Participant B is the Directing Participant, then Participant A shall release the Reserve Collateral upon the written request of Participant B; provided, however, that any costs and expenses associated with the release of such Reserve Collateral or with taking the pledge of such Reserve Collateral (including, without limitation, costs associated with maintaining perfected security interests and obtaining legal opinions, and other related legal costs and expenses) shall be paid by Participant B prior to such release or pledge, as applicable. Notwithstanding the foregoing, if any letters of credit are posted as Reserve Collateral, and (i) Participant B has not provided a replacement letter of credit at least 30 days before the expiration of the delivered letter of credit or (ii) if the long-term unsecured debt rating by two (2) of the Rating Agencies rating the issuer of such letter of credit shall fall below “AA” or the short-term unsecured debt rating by such Rating Agencies shall fall below “A-1”, then in either case, Participant B shall replace such letter of credit within five (5) Business Days of written notice from Participant A with a letter of credit in form and substance satisfactory to Participant A or Participant A may immediately (after such five (5) Business Day period) draw down on such letter of credit and hold such amounts as Reserve Collateral.  Notwithstanding anything to the contrary in this Section 3.02, the posting of Reserve Collateral shall not entitle the Borrower or an Affiliate of the Borrower to exercise any rights or powers of the Directing Participant.

Following a final recovery determination with respect to any of the Mortgage Loans and application of all proceeds of the liquidation of such Mortgage Loan(s), the Mortgaged Property or any REO Property, Participant A shall be entitled to draw on or liquidate the Reserve Collateral and apply the proceeds thereof to reimburse Participant A for any losses realized with respect to the applicable Mortgaged Property or the applicable Mortgage Loan that are borne or experienced by Participant A, plus interest thereon from the date such additional loss was borne or experienced to the date of reimbursement.  Within ten (10) Business Days following such final recovery determination and application, Participant A shall pay any remaining portion of such proceeds of the Reserve Collateral to the Participant B.

ARTICLE IV.
PAYMENTS TO PARTICIPANTS

SECTION 4.01	Application of Payments; Allocation of Collections; Remittances.

(a)Participation B and the rights of Participant B to receive payments of interest, principal and other amounts with respect to Participation B shall at all times be junior, subject and

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subordinate to Participation A and the right of Participant A to receive payments of interest (including interest after the commencement of an Insolvency Proceeding of the Borrower at the rate specified in the Loan Documents, whether or not such interest is an allowable claim in any such proceeding), principal and other amounts with respect to Participation A but nothing herein shall be deemed to make Participant B’s right to receive the Excluded Compensation subordinate to the rights of Participant A.  Participants hereby acknowledge and agree that, for so long as the Mortgage Loans are outstanding and provided that a Payment Application Trigger Event has not occurred and is then continuing, each payment or other collection with respect to the applicable Mortgage Loan in accordance with the terms of the Loan Documents and, further, the Available Remittance Amount, shall, from and after the date hereof, be applied in the following order of priority on each Participant Remittance Date:

(i)first, to Participant A, in an amount equal to all accrued and unpaid interest (other than Default Interest) (through the end of the then most recently ended Interest Period) on the Participation A Principal Balance at the related Participant A Interest Rate until all such interest is paid in full;

(ii)second, to Participant A, as a principal repayment on Participation A, an amount equal to Participant A’s percentage interest (to the extent not previously paid to Participant A) in, to and under (x) all voluntary principal prepayments attributable to Participation A in accordance with the Loan Documents, (y) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds attributable to the Participation A in accordance with the Loan Documents, and (z) the principal portion of any Balloon Payment attributable to Participation A in accordance with the Loan Documents;

(iii)third, to Participant B, in an amount equal to all accrued and unpaid interest (other than Default Interest) (through the end of the then most recently ended Interest Period) on the Participation B Principal Balance at the related Participant B Interest Rate until all such interest is paid in full;

(iv)fourth, to Participant B, as a principal repayment on Participation B, an amount equal to Participant B’s percentage interest (to the extent not previously paid to Participant B) in, to and under (x) all voluntary principal prepayments attributable to Participation B in accordance with the Loan Documents, (y) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds attributable to Participation B in accordance with the Loan Documents, and (z) the principal portion of any Balloon Payment attributable Participation B in accordance with the Loan Documents;

(v)fifth, to Participant A, up to the amount of any cure payments made by Participant A with respect to the Mortgage Loans pursuant to Article VII;

(vi)sixth, to Participant A, Participant A’s percentage interest in any Prepayment Premium attributable to Participation A  in accordance with the Loan Documents to the extent actually paid;

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(vii)seventh, to Participant B, up to the amount of any cure payments made by Participant B with respect to the Mortgage Loans pursuant to Article VII;

(viii)eighth, to Participant B, Participant B’s percentage interest in any Prepayment Premium attributable to Participation B in accordance with the Loan Documents to the extent actually paid;

(ix)ninth, to Participant A, any late payment charges and Default Interest due in respect of Participation A in accordance with the Loan Documents (after application as provided in the Servicing Agreement), until all such amounts are paid;

(x)tenth, to Participant B, in an amount equal to any late payment charges and Default Interest due in respect of Participation B in accordance with the Loan Documents (after application as provided in the Servicing Agreement), until all such amounts are paid; and

(xi)eleventh, to Participant A and Participant B, on a pro rata and pari passu basis (calculated based on the relative initial Participation A Principal Balance and initial Participation B Principal Balance, respectively), any remaining amount allocated between such Participants.

Notwithstanding the foregoing, the amount of any remittance under this Section 4.01(a) to a particular Participant may be subject to reduction in accordance with the allocation of an expense or loss in accordance with, and in the order of priority set forth in, Section 4.02 hereof.

(b)Upon the occurrence and during the continuance of a Payment Application Trigger Event, the Available Remittance Amount shall be applied in the following order of priority on each Participant Remittance Date:

(i)first, to Participant A, in an amount equal to the accrued and unpaid interest (other than Default Interest) (through the end of the then most recently ended Interest Period) on the Participation A Principal Balance at the related Participant A Interest Rate in effect as of the date hereof, until all such interest is paid in full;

(ii)second, to Participant A, as principal of Participation A, in an amount equal to the Participation A Principal Balance, until such time as the Participation A Principal Balance has been reduced to zero ($0);

(iii)third, to Participant B, in an amount equal to all accrued and unpaid interest (other than Default Interest and other than interest added to the principal balance thereof in accordance with the Loan Agreement) (through the end of the then most recently ended Interest Period) on the Participation B Principal Balance at the related Participant B Interest Rate, in effect as of the date hereof, until all such interest is paid in full;

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(iv)fourth, to Participant B, as principal of Participation B, in an amount equal to the Participation B Principal Balance, until such time as the Participation B Principal Balance has been reduced to zero ($0);

(v)fifth, to Participant A, any Prepayment Premium attributable to Participation A in accordance with the Loan Documents, to the extent actually paid;

(vi)sixth, to Participant A, up to the amount of any cure payments made by Participant A with respect to the Mortgage Loans pursuant to Article VII;

(vii)seventh, to Participant B, any Prepayment Premium attributable to Participation B in accordance with the Loan Documents, to the extent actually paid;

(viii)eighth, to Participant B, up to the amount of any cure payments made by Participant B with respect to the Mortgage Loans pursuant to Article VII;

(ix)ninth, to Participant A, any late payment charges and Default Interest due in respect of Participation A in accordance with the Loan Documents (after application as provided in the Servicing Agreement), until all such amounts are paid;

(x)tenth, to Participant B, any late payment charges and Default Interest due in respect of Participation B in accordance with the Loan Documents (after application as provided in the Servicing Agreement), until all such amounts are paid;

(xi)eleventh, to Participant A, any other amounts paid by the Borrower and due to it in respect of Participation A;

(xii)twelfth, to Participant B, any other amounts paid by the Borrower and due to it in respect of Participation B; and

(xiii)thirteenth, to Participant A and Participant B on a pro rata and pari passu basis (calculated based on the relative initial Participation A Principal Balance and initial Participation B Principal Balance, respectively), any remaining amount allocated between such Participants.

Notwithstanding the foregoing, the amount of any remittance under this Section 4.01(b) to a particular Participant may be subject to reduction in accordance with the allocation of an expense or loss in accordance with, and in the order of priority set forth in, Section 4.02 hereof.

Following any period during which the terms of this Section 4.01(b) are in effect, in the event that the Mortgage Loans are restructured in connection with a Workout Action such that there is no Payment Application Trigger Event in existence or continuing with respect to the Mortgage Loans, then the terms of Section 4.01(a) hereof shall again be in effect subject, however, to the terms of Section 4.02 hereof.

(c)In addition, if the Mortgaged Property shall become REO Property, then, for purposes of calculating the remittances to be made to the Participants pursuant to this Section 4.01,

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the Mortgage Loans and Participations shall be deemed to have remained outstanding and the Loan Documents shall be deemed to have remained in full force and effect.  Furthermore, the Available Remittance Amount shall be applied in accordance with Section 4.01(b) which applies to the application of funds following the occurrence and during the continuance of a Payment Application Trigger Event.

(d)On each Participant Remittance Date, the Noteholder shall apply Available Remittance Amount for such Participant Remittance Date received from the Servicer in the order of priority set forth in Section 4.01(a) or Section 4.01(b), as applicable, in each case to the extent of remaining available funds.

(e)The rights of the Participants to receive payments in respect of their respective Participations, and all rights and interests of Participants in and to such payments, shall be as set forth in this Agreement, and neither Participant shall challenge, by legal action or otherwise, such rights and interests of the other Participant.  Neither Participant nor any other party shall in any way be responsible or liable to the other Participant in respect of amounts properly previously paid to the Participants in accordance with this Section 4.01.

SECTION 4.02	Allocation of Expenses and Losses.

Unless otherwise expressly set forth herein, all expenses and losses contemplated under this Agreement or the Servicing Agreement relating to any Mortgage Loan or the Mortgaged Property, including without limitation losses of principal or interest, and Servicing Fees shall be allocated: first, to Participation B, and second, to Participation A.  Each of the Participants hereby authorizes the withdrawals, for the payment of costs, expenses and losses relating to the applicable Mortgage Loan and/or the Mortgaged Property, contemplated to be made pursuant to the Servicing Agreement and this Section 4.02, in each case, to be deducted from amounts (including principal and interest distributions) that are otherwise payable to such Participant pursuant to Section 4.01(a) or 4.01(b).

SECTION 4.03	Participant B Purchase Option.

If and for so long as a Payment Application Trigger Event is continuing with respect to an applicable Mortgage Loan, then Participant B may, at its option, but is under no obligation to, purchase or designate another Person (subject to Section 6.09) to purchase Participation A at the Purchase Price.  Participant B shall exercise such option by providing written notice to Participant A of its proposed purchase of Participation A at least ten (10) Business Days prior to the purchase date proposed in such notice.  Participant B shall prepare a non-binding good faith calculation of the Purchase Price and deliver such calculation to Participant A.  Upon receipt of such aggregate Purchase Price, Participant A shall execute and deliver, or cause the execution and delivery of, such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by Participant B or its designee and as are necessary to vest in Participant B or its designee ownership of Participation A.  In connection with such purchase, Participant A shall assign all of its right, title and interest (and delegate all of its obligations) in, to and under this Agreement to the party effecting such purchase.  The party purchasing Participation A shall become Participant A hereunder.  The foregoing purchase right of Participant B does not extend to REO Property and shall terminate upon (i) such time that a Payment Application Trigger Event is no longer

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continuing or the Mortgage Loan is no longer a Specially Serviced Mortgage Loan or (ii) the foreclosure of the Mortgaged Property or the acceptance of a deed in lieu of foreclosure with respect to the Mortgaged Property.

ARTICLE V.

TERMINATION

SECTION 5.01	Termination.

This Agreement and the respective obligations and responsibilities under this Agreement of the parties hereto shall terminate upon: (a) mutual agreement by the parties hereto, evidenced in writing; (b) ninety (90) days after each of the Participations is paid in full; or (c) ninety (90) days after payment (or provision for payment) to the Participants of all amounts held by or on behalf of the Servicer and required under the Servicing Agreement then in effect, to be so paid on the last Remittance Date following the final payment or other liquidation (or any advance with respect thereto) of the Mortgage Loans or the Mortgaged Property; provided, however, that in no event shall the arrangement created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

ARTICLE VI.
MISCELLANEOUS PROVISIONS

SECTION 6.01	Modification, Extension, Amendment or Waiver in Writing.

This Agreement may be amended by the mutual consent of the parties hereto. The costs incurred in connection with documenting such amendment shall be borne by the party requesting such amendment. Notwithstanding the foregoing, no modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing signed by the party against whom enforcement is sought.

SECTION 6.02	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 6.03	Governing Law; Waiver of Jury Trial.

This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said state, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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SECTION 6.04	Notices.

Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to:

(i)in the case of the Participant A,

American Family Life Assurance Company of Columbus
c/o Sound Point Commercial Real Estate Finance LLC
375 Park Avenue, 33rd Floor
New York, New York 10152
Attn: Marc A. Tolchin
E‑Mail: mtolchin@soundpointcap.com

with a copy to:

Wells Fargo Bank, N.A.
Commercial Mortgage Servicing
401 S. Tryon Street, 8th Floor
MAC D1050-084 Charlotte, North Carolina 28202
Attn: Asset Manager
E‑Mail: commercial.servicing@wellsfargo.com

(ii)in the case of the Participant B,

InPoint REIT Operating Partnership, LP
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Chief Executive Officer

with copy to:

The Inland Real Estate Group, LLC
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Legal Department

or, as to each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing; provided that any communications sent by facsimile shall be deemed to have been delivered on any Business Day only if faxed to the recipient before 5:00 p.m. (such recipient’s local time) on such Business Day, otherwise such faxed notice shall be deemed to have been delivered on the following Business Day. In addition, any communications sent by fax to any party shall also be followed by a hard copy delivered to the address of such party specified above or such other address for such party as shall be specified by notice given pursuant to this Section.

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SECTION 6.05	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or the rights of the parties hereto.

SECTION 6.06	Successors and Assigns; Beneficiaries.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns; provided that (i) no successor or assign of the initial Participant A shall have any liability for a breach of a representation or warranty made by the initial Participant A set forth in this Agreement and (ii) no successor or assign of the initial Participant B shall have any liability for a breach of a representation or warranty made by the initial Participant set forth in this Agreement. No other person, including, without limitation, the Borrower, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

SECTION 6.07	Specific Performance.

Each Participant is hereby authorized to demand specific performance of this Agreement on the part of the other Participant, and each Participant hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy or specific performance.

SECTION 6.08	Bankruptcy Matters.

(a)Without the consent of the other Participant, neither Participant shall file a petition in bankruptcy with respect to any Borrower or seek to consolidate any Borrower in the bankruptcy proceeding of any member or other direct or indirect beneficial owner of such Borrower.

(b)In the event that Noteholder (and therefore, Participants) is required under any bankruptcy or other law to return to the Borrower, the estate in bankruptcy thereof, any third party or any trustee, receiver or other similar representative of the Borrower, any payment or distribution of assets, whether in cash, property or securities, including the Mortgaged Property or any proceeds of the Mortgaged Property previously received by Noteholder on account of the Mortgage Loan (and, correspondingly, received by a Participant on account of its Participation) (a “Reinstatement Distribution”), then to the maximum extent permitted by law, this Agreement and the payment priorities established hereby shall be reinstated with respect to any such Reinstatement Distribution.  The affected Participant shall not be required to contest its obligation to return such Reinstatement Distribution.

SECTION 6.09	Assignments.

No Participant shall Transfer any of its Participation Interest to any Person without other Participant’s consent.  Notwithstanding the foregoing, each Participant may Transfer its

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Participation in whole or in part to an Institutional Holder, or to an Affiliate controlled by such Participant, without obtaining the other Participant’s consent.

SECTION 6.10	Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 6.11	Reserved.
SECTION 6.12	No Partnership; No Exclusive Purchase Right.

Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the arrangement between Participant A and Participant B of a partnership, association, joint venture or other entity.  Participant B shall have no obligation whatsoever to offer to Participant A the opportunity to purchase notes or participation interests relating to any future loans originated by the Participant B or its respective Affiliates, and if Participant B chooses to offer to Participant A the opportunity to purchase notes or any participation interests in any future mortgage loans originated by Participant B or its Affiliates, such offer shall be at such purchase price and interest rate as Participant B chooses, in its sole and absolute discretion.  Participant A shall not have any obligation whatsoever to purchase from Participant B any notes or participation interests in any future loans originated by Participant A or its Affiliates.

SECTION 6.13	Reserved.
SECTION 6.14	Cooperation.

Each of the Participants agrees to take such other reasonable actions, and furnish (or cause to be furnished) such certificates and other documents, as may be reasonably requested by any other Participant in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

SECTION 6.15	Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

SECTION 6.16	Reserved.
SECTION 6.17	Pledge of Participations.

Notwithstanding any other provision hereof, each Participant may enter into a pledge, or any other similar financing arrangement with respect to its respective Participation (a “Pledge”), including without limitation, a financing arrangement in the nature of a repurchase agreement to any entity (other than the Borrower or any Affiliate thereof) that has extended a credit facility to such Participant provided that: (a) such entity is (i) an Institutional Holder, or (ii) a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by

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two (2) of the Rating Agencies on the terms and conditions set forth in this Section 6.17 (such entity, a “Pledgee”).  Upon written notice by a Participant to the other Participant (receipt of which shall be acknowledged promptly) that a Pledge has been effected, the Participant receiving such notice shall thereafter agree: (a) that no amendment, modification, waiver or termination of this Agreement shall be effective against the Pledgee without the written consent of Pledgee (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Pledgee has been notified in writing and the Pledgee has not objected in writing and shall be deemed given if not disapproved within ten (10) Business Days of the Pledgee having been notified therefor, such request to include a capitalized, bold faced type containing a statement at the top of the first page to such effect; (b) that such Participant shall give to Pledgee such estoppel certificate(s) as the Pledgee shall reasonably request (provided that copies of any such estoppel certificate(s) shall be in form and substance reasonably satisfactory to such Participant providing such estoppel certificate); (c) if applicable, that such Participant shall (i) give to the Pledgee copies of any default notice simultaneously with the giving of same to the Participant that granted the Pledge and accept any cure thereof by Pledgee made in accordance with the provisions Article VII of this Agreement as if such cure were made by such Participant and (ii) recognize the Pledgee as a party permitted to deliver a Purchase Notice on behalf of the Participant granting such pledge and consummate the purchase option contemplated by Section 4.03 of this Agreement; and (d) that, upon written notice (a “Redirection Notice”) to the other Participant by the Pledgee that the pledging Participant is in default, beyond applicable cure periods, under such Participant’s obligations to Pledgee pursuant to the applicable credit agreement or repurchase agreement, as applicable, between such Participant and Pledgee (which notice need not be joined in or confirmed by such Participant), and until such Redirection Notice is withdrawn or rescinded by the Pledgee by written notice (a “Withdrawal Notice”) to the non-pledging Participant, there shall be remitted to the Pledgee and not to the pledging Participant, any payments that would otherwise be obligated to be paid to the pledging Participant from time to time pursuant to this Agreement. The non-pledging Participant shall provide, upon request, an estoppel certificate (in form and substance reasonably satisfactory to the pledging Participant) as may be reasonably required by the Pledgee. The pledging Participant hereby unconditionally and absolutely releases the non-pledging Participant from any liability to the pledging Participant on account of compliance with any Redirection Notice reasonably believed by the non-pledging Participant to have been delivered by Pledgee. In addition, the Pledgee shall be deemed to have waived and released, unconditionally and absolutely, all liabilities of the non-pledging Participant to the Pledgee on account of compliance with any Withdrawal Notice reasonably believed by the non-pledging Participant to have been delivered by Pledgee.

The Pledgee shall be permitted to fully exercise its rights and remedies against the pledging Participant, and realize on any and all collateral granted by the pledging Participant to the Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law; provided that a Pledgee that is not an Institutional Holder may not take title to such collateral unless it has obtained the consent of the non-pledging Participant (which consent may be given or withheld by the non-pledging Participant in its sole discretion).  In such event, the non-pledging Participant shall recognize such Pledgee (and any transferee (other than the Borrower or any Affiliate thereof) that is also an Institutional Holder at any foreclosure or similar sale held by the Pledgee or any transfer in lieu of such foreclosure), and its successors and assigns that are Institutional Holders, as the successor to the pledging Participant’s rights, remedies and obligations under this Agreement and any such Pledgee or Institutional Holder shall assume in the writing the obligations of the pledging Participant hereunder accruing from and after such transfer and agrees

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to be bound by the terms and provisions hereof. The rights of the Pledgee under this Section 6.17 shall remain effective unless and until the Pledgee shall have notified the non-pledging Participant in writing that its interest in the pledged Participation has terminated.

SECTION 6.18	Other Business Activities of the Participants.

Each of the Participants acknowledges that the other Participant may make loans or otherwise extend credit to, and generally engage in any kind of business with any Affiliate of Borrower (“Borrower Related Parties”), and receive payments on such other loans or extensions of credit to the Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

SECTION 6.19	No Pledge or Loan.

This Agreement shall not be deemed to represent a pledge of any interest in any Mortgage Loan by either Participant to the other Participant, or a loan from any Participant to any other Participant.  Participant A shall not have any interest in any property taken as security for any Mortgage Loan; provided, however, that if any such property or the proceeds thereof shall be applied in respect of payments due under such Mortgage Loan, then Participant A shall be entitled to receive its share of such application in accordance with the terms of this Agreement.  The Participants acknowledge and agree that each Mortgage Loan represents a single “claim” under Section 101 of the Bankruptcy Code, and that Participant A shall not be a separate creditor of any Borrower under the Bankruptcy Code, or that if Participation A is construed to represent a single or separate such “claim,” that Participant A shall be deemed to have assigned such claim to Participant B.

SECTION 6.20	Intentionally Omitted.
SECTION 6.21	Registration of Transfers.

Noteholder or its designee shall maintain a register on which it shall record the names and addresses of, and wire transfer instructions for, the Participants from time to time, to the extent such information is provided in writing to it by the Participants.  Any Transfer of a Participation shall be recorded on such register.

SECTION 6.22	Withholding Taxes.

(a)If Participant B or the Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to Participant A with respect to the Mortgage Loan as a result of Participant A constituting a Non-Exempt Person, Participant B or the Servicer shall be entitled to do so with respect to Participant A’s interest in such payment (all withheld amounts being deemed paid to Participant A), provided that Participant B or the Servicer shall furnish Participant A with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting Participant A to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which Participant A is subject to tax.

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(b)Participant A shall and hereby agrees to indemnify Participant B (or any Servicer on its behalf) against and hold Participant B (or any Servicer on its behalf) harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of Participant B (or any Servicer on its behalf) to withhold Taxes from payment made to Participant A in reliance upon any representation, certificate, statement, document or instrument made or provided by Participant A to Participant B in connection with the obligation of Participant B (or any Servicer on its behalf) to withhold Taxes from payments made to Participant A, it being expressly understood and agreed that (i) Participant B shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same, and (ii) Participant A shall, upon request of Participant B and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel reasonably satisfactory to Participant B.

(c)Participant A represents to Participant B that it is not a Non-Exempt Person and that neither Participant B nor any Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to such Mortgage Loan or otherwise pursuant to this Agreement.  Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, Participant A shall deliver to Participant B, or the Servicer, as applicable, evidence satisfactory to Participant B substantiating that it is not a Non-Exempt Person and that Participant B is not obligated under applicable law to withhold Taxes on sums paid to it with respect to any Mortgage Loan or otherwise under this Agreement.  Without limiting the effect of the foregoing, (a) if Participant A is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to Participant B an Internal Revenue Service Form W-9 and (b) if Participant A is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, Participant A shall satisfy the requirements of the preceding sentence by furnishing Participant B an Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by Participant A, as evidence of Participant A’s exemption from the withholding of United States tax with respect thereto.  Participant B (or the Servicer) shall not be obligated to make any payment hereunder to Participant A in respect of its Participation or otherwise until Participant A shall have furnished to Participant B (or the Servicer) the requested forms, certificates, statements or documents.

ARTICLE VII.

CURE RIGHTS OF DIRECTING PARTICIPANT

SECTION 7.01	Cure Right.

(a)Subject to Section 7.01(b) below, and prior to an Appraisal Reduction Event, in the event that, as to a Mortgage Loan, the applicable Borrower fails to make any payment of principal or interest on such Mortgage Loan by the end of the applicable grace period for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), Servicer, or

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in the absence thereof, Directing Participant, shall provide written notice to each of Participant A and Participant B of such default (the “Monetary Default Notice”).  Participant B shall have the right, but not the obligation, to cure such Monetary Default within ten (10) Business Days after receiving the Monetary Default Notice (the “Cure Period”) and at no other times.  The Monetary Default Notice shall contain a statement that Participant B’s failure to cure such Monetary Default within ten (10) Business Days after receiving such notice will result in the termination of the right to cure such Monetary Default.  At the time a payment is made by Participant B to cure a Monetary Default, Participant B shall pay or reimburse the Participant A for all unreimbursed protective advances by Participant A (whether or not recoverable with respect to any Note), any unpaid fees to any Servicer and any additional Servicing Fees arising as a result of such Monetary Default.  Participant B shall not be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Mortgage Loan Documents.  So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by Servicer or any Participant for purposes of (i) the definition of Payment Application Trigger Event, (ii) the occurrence of an Appraisal Reduction Event or (iii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; provided that such limitation shall not prevent the Servicer from collecting default interest or late charges from the applicable Borrower to be applied in accordance with this Agreement.  Any amounts advanced by a Noteholder on behalf of the applicable Borrower to effect any cure shall be reimbursable to such Noteholder under Section 4.01(a) or Section 4.01(b), as applicable.

(b)Notwithstanding anything to the contrary contained in Section 7.01(a), the Participant B’s right to cure a Monetary Default or Non-Monetary Default under Section 7.01(d) shall be limited to a combined total of (i) eight (8) cures of Monetary Defaults over the term of the applicable Mortgage Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of Non-Monetary Defaults over the term of the applicable Mortgage Loan.  Additional cure periods shall only be permitted with the consent of the Participant A.

(c)No action taken by a Participant B in accordance with this Agreement shall excuse performance by the applicable Borrower of its obligations under the applicable Loan Documents and Participant A’s respective rights under the applicable Loan Documents shall not be waived or prejudiced by virtue of Participant B’s actions under this Agreement. Subject to the terms of this Agreement, Participant B shall be subrogated to the Participant A’s rights (as if Participant A were the named lender under the applicable Loan Documents) to any payment owing to Participant A for which Participant B makes a cure payment as permitted under this Section 7.01(a), but such subrogation rights may not be exercised against the applicable Borrower until ninety-one (91) days after the applicable Note is paid in full.

(d)Prior to an Appraisal Reduction Event, as to an applicable Mortgage Loan, if an Event of Default (other than a Monetary Default) occurs and is continuing under the applicable Loan Documents (a “Non-Monetary Default”), the Servicer, or in the absence thereof, Directing Participant shall provide notice of such Non-Monetary Default to Participant A of such Non-Monetary Default (the “Non-Monetary Default Notice”) and Participant B shall have the right, but not the obligation, to cure such Non-Monetary Default until the later of (a) the expiration date of the cure period afforded to the applicable Borrower under the applicable Loan Documents,

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without regard for the date of receipt by Participant B of the Non-Monetary Default Notice, and (b) the date which is thirty (30) days from the date of receipt by Participant B of the Non-Monetary Default Notice related to such Non-Monetary Default; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by Participant B, Participant B (unless an Appraisal Reduction Event with respect to such Mortgage Loan has occurred and is continuing with respect to Participant B) shall be given an additional period of time as is reasonably necessary to enable Participant B in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) Participant B diligently and expeditiously attempting to cure such Non-Monetary Default, (ii) Participant B makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 7.01(a) hereof, (iii) such additional period of time does not exceed ninety (90) days (except with respect to a Non-Monetary Default that is not susceptible to cure by Participant B and the continuance of such Non-Monetary Default does not result in a material adverse effect on the value, use or operation of the Property), (iv) such Non-Monetary Default is not caused by a proceeding under the Bankruptcy Code or during such period of time that Participant B has to cure a Non-Monetary Default in accordance with this Section 7.01(d) (the “Non-Monetary Default Cure Period”), a proceeding under the Bankruptcy Code does not occur, and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the value, use or operation of the applicable Property taken as whole that cannot be cured by Participant B within five (5) days of such notice of such material adverse effect.  The Non-Monetary Default Notice shall contain a statement that Participant B’s failure to cure such Non-Monetary Default within the applicable Non-Monetary Default Cure Period after receiving such notice will result in the termination of the right to cure such Non-Monetary Default.  If Participant B is no longer the Directing Participant, Participant B shall not contact the applicable Borrower in order to effect any cures under Section 7.01(a) or this Section 7.01(d) without the prior written consent of Participant A (or the Servicer on its behalf), such consent not to be unreasonably withheld, conditioned or delayed.

(NO FURTHER TEXT ON THIS PAGE)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PARTICIPANT A:

AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, a Nebraska corporation
By:Sound Point Commercial Real Estate Finance LLC, a Delaware limited liability company, its Manager
By:/s/ Marc A. Tolchin
Name:Marc A. Tolchin
Title:Authorized Signatory

PARTICIPANT B AND NOTEHOLDER:

INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership
By: INPOINT COMMERCIAL REAL ESTATE INCOME, INC., its General Partner

By:/s/ Mitchell A. Sabshon
Name: Mitchell A. Sabshon
Title: Chief Executive Officer

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EXHIBIT A

LIST OF MORTGAGE LOANS AND PARTICIPATION INTEREST SCHEDULE

Loan  # Mortgaged Property' (ies) Total Committed  Principal Amount  of Mortgage Loan Available Future Closing Date  Mortgage Loan  Principal  Balance Mortgage  Interest Rate  (Spread to  Libor) Mortgage  Loan Libor  Floor Maturity  Date  (Initial) Initial  Participation A  Principal Balance Initial  Participation B  Principal Balance Initial  Participation A  Percentage  Interest Initial  Participation B  Percentage  Interest    Funding  Amounts          707 Richards 14,650,000.00  14,650,000.00 4.70% 1.20% 1/9/2022 11,720,000.00 2,930,000.00 50 .00°. 0 20.00% 2 2800 Eisenhower 20,000,000.00 3,139,559 16,860,440.89 4.50% 0.20% 7/9/2023 13,488,352.71 3,372,088.18 80.00% 20.00% 3 Belvedere and Meridian 24,645,000.00 234,454 24,410,545.74 3.75% 1.90% 9/9/2022 19,528,436.59 4,882,109.15 80.00% 20.00% 4 3206 Avenida Del Presidente 5,200,000.00  5,200,000.00 3.90% 2.00% 1219/2021 4,160,000.00 1,040,000.00 80.00% 20.00% 5 Casa Real 13,905,000.00 793,152 13,111,848.13 3.25% 2.40% 6/9/2022 10,489,478.50 2,622,369.63 80.00% 20.00% 6 3923 West 6th Street 7,300,000.00 669,369 6,630,631.00 3.60% 2.15% 7/9/2022 5,304,504.80 1,326,126.20 80.00% 20.00% 7 Parlcciew Building 26,200,000.00 5,241,724 20,958,276.16 2.90% 1.75% 10/9/2022 16,766,620.93 4,191,655.23 80.00% 20.00% 8 Rainbow & Riviera 13,988,000.00 148,143 13,839,856.92 3.00% 1.95% 11/9/2022 11,071,885.54 2,767,971.38 80.00% 20.00% 9 Woodcrest Corporate Center 29,720,000.00 8,531,069 21,188,930.79 3.30% 1.60% 2/9/2023 16,951,144.63 4,237,786.16 80.00% 20.00%  Total/Weighted Average 155,608,000.00 18,757,470 136,850,529.63    109,480,423.70 27,370,105.93

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EXHIBIT B

FORM OF PARTICIPATION A
CERTIFICATE

Mortgage Loan: [Name of Loan]

Dated as of November __, 2021

INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Noteholder”) hereby acknowledges AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, a Nebraska corporation (“Participant A”) as the holder of a one hundred percent (100%) undivided interest in Participation A, as defined in and pursuant to that certain Master Participation Agreement dated as of November __, 2021 (as same may be amended, restated, renewed, supplemented or otherwise modified, the “Participation Agreement”), between  AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, a Nebraska corporation, as initial Participant A, and INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as Noteholder and initial Participant B, with respect to the mortgage loan identified on Schedule 1 attached hereto, but excluding any Excluded Compensation.

All of the terms, provisions, covenants and conditions of the agreement regarding Participation A are set forth in the Participation Agreement.  The terms of the Participation Agreement are incorporated herein by reference and shall govern this transaction, including, without limitation, those provisions of the Participation Agreement regarding Transfers (as defined in the Participation Agreement) of Participation A and interests therein.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Participation Agreement.

The registered holder identified above, by its acceptance hereof, agrees that it will look solely to the Mortgage Loan (to the extent of its rights therein) for distributions hereunder.  This Certificate does not represent an obligation of or interest in INPOINT REIT OPERATING PARTNERSHIP, LP, any signatory hereof or any of their affiliates.  None of this Certificate, Participation A or the mortgage loan is guaranteed by any person other than the maker of the note and, to the limited extent provided in the mortgage loan documents, any guarantor of the note.

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Unless this Certificate has been executed by INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership, or an assignee thereof, by manual signature, this Certificate shall not be entitled to any benefit under the Participation Agreement or be valid for any purpose. This Certificate shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as Noteholder
By: INPOINT COMMERCIAL REAL ESTATE INCOME, INC., its General Partner

By: ____________________________ Name: Mitchell A. Sabshon
Title: Chief Executive Officer

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Schedule 1 to Participation A Certificate

[Description of Mortgage Loan]

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EXHIBIT C

FORM OF PARTICIPATION B
CERTIFICATE

Mortgage Loan: [Name of Loan]

Dated as of November __, 2021

INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Noteholder”) hereby acknowledges INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Participant B”) as the holder of a one hundred percent (100%) undivided interest in Participation B, as defined in and pursuant to that certain Master Participation Agreement dated as of November __, 2021 (as same may be amended, restated, renewed, supplemented or otherwise modified, the “Participation Agreement”), between  AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, a Nebraska corporation, as initial Participant A, and INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as Noteholder and initial Participant B, with respect to the mortgage loan identified on Schedule 1 attached hereto, but excluding any Excluded Compensation.

All of the terms, provisions, covenants and conditions of the agreement regarding Participation B are set forth in the Participation Agreement.  The terms of the Participation Agreement are incorporated herein by reference and shall govern this transaction, including, without limitation, those provisions of the Participation Agreement regarding Transfers (as defined in the Participation Agreement) of Participation A and interests therein.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Participation Agreement.

The registered holder identified above, by its acceptance hereof, agrees that it will look solely to the Mortgage Loan (to the extent of its rights therein) for distributions hereunder.  This Certificate does not represent an obligation of or interest in INPOINT REIT OPERATING PARTNERSHIP, LP, any signatory hereof or any of their affiliates.  None of this Certificate, Participation A or the mortgage loan is guaranteed by any person other than the maker of the note and, to the limited extent provided in the mortgage loan documents, any guarantor of the note.

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Unless this Certificate has been executed by INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership, or an assignee thereof, by manual signature, this Certificate shall not be entitled to any benefit under the Participation Agreement or be valid for any purpose. This Certificate shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as Noteholder
By: INPOINT COMMERCIAL REAL ESTATE INCOME, INC., its General Partner

By: ____________________________ Name: Mitchell A. Sabshon
Title: Chief Executive Officer

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Schedule 1 to Participation B Certificate

[Description of Mortgage Loan]